CORELOGIC, INC.
DIRECTORS’ COMPENSATION POLICY
(Effective April 8, 2016)
Directors of CoreLogic, Inc., a Delaware corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“Outside Directors”) are entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. The Board has the right to amend this policy from time to time.

Cash Compensation
Annual Retainer—Non-Executive Director	$70,000
Annual Retainer—Non-Executive Board Chairman	$100,000
Annual Retainer—Committee Chairs
Audit Committee	$25,000
Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$15,000
Acquisition and Strategic Planning Committee	$12,500
Annual Retainer—Committee Members
Audit Committee	$12,500
Compensation Committee	$10,000
Talent Development Committee	$12,500
Nominating and Corporate Governance Committee	$7,500
Acquisition and Strategic Planning Committee	$5,000
Insurance Strategy Subcommittee	$12,500
Fee for Attendance of Board and Committee
Meetings in Excess of Designated Number	$2,000

Equity Compensation
Annual Equity Compensation—RSUs	$135,000

Cash Compensation
Each Outside Director will be entitled to an annual cash retainer while serving on the Board in the amount set forth above (the “Annual Retainer”). An Outside Director who serves as the Non-Executive Board Chairman will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Additional Chairman Retainer”). An Outside Director who serves as the Chair of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee or Acquisition and Strategic Planning Committee of the Board will be entitled to an additional annual cash retainer while serving in that position in the applicable amount set forth above (an “Additional Committee Chair Retainer”). An Outside Director who serves as a member of the Audit Committee, Compensation Committee, Talent Development Committee (a subcommittee to the Compensation Committee created in March 2015), Nominating and Corporate Governance Committee, Acquisition and Strategic Planning Committee or Insurance Strategy Subcommittee (a subcommittee to the Acquisition and Strategic Planning Committee created in March 2015) of the Board will be entitled to an additional annual cash retainer while serving in that position in the applicable amount set forth above (an “Additional Committee Member Retainer”). The Additional Committee Chair Retainers represent amounts paid to the Committee Chairs for their service as Chairs, and are in addition to any Additional Committee Member Retainers that the Chairs are also eligible to receive. Any Outside Director who attends more than eight meetings of the Board, Audit Committee or Compensation Committee in any calendar year, or who attends more than four meetings of the Nominating and Corporate Governance Committee or Acquisition and Strategic Planning Committee in any calendar year, will be paid a meeting fee for each such excess meeting attended in the amount set forth above (the “Excess Meeting Fee”).
The amounts of the Annual Retainer, Additional Chairman Retainer, Additional Committee Chair Retainers and Additional Committee Member Retainers reflected above are expressed as annualized amounts. These retainers will be paid on a quarterly basis, at the end of each quarter in arrears, and will be pro-rated if an Outside Director serves (or serves in the corresponding position, as the case may be) for only a portion of the quarter (with the proration based on the number of calendar days in the quarter that the director served as an Outside Director or held the particular position, as the case may be). Excess Meeting Fees will be paid as soon as practicable, and in all events within thirty days, after the applicable meeting.
Equity Awards
On the date of each annual meeting of the Company’s stockholders (or in the event of an out-of-cycle annual meeting, such earlier date as may be approved by the Board prior to the date of the annual meeting), each Outside Director then in office following the meeting (or on the date of any earlier grant date approved by the Board) will automatically be granted an award of restricted stock units (an “Annual RSU Award”) determined by dividing (1) the Annual Equity Compensation grant value set forth above by (2) the per-share closing price of the Company’s common stock on the grant date, with the result rounded down to the nearest whole unit. Each Annual RSU Award will vest in one annual installment on the first anniversary of the grant date, and will also vest upon the date of any Outside Director’s death, disability or a change in control of the Company prior to the normal vesting date. The Board shall also have the discretion to vest any Outside Director’s Annual RSU Award in connection with any other termination of Board service as determined to be appropriate by the Board. For Annual RSU Awards granted after January 1, 2017, should the annual meeting of the Company’s stockholders in the year following the year in which the award was granted occur prior to the last vesting date of the award, the outstanding and unvested portion of the award will vest on the day prior to that annual meeting. In the event that more than one annual meeting of the Company’s stockholders occurs during a given calendar year, Annual RSU Awards will be made only in connection with the first such meeting to occur in that year.
For each new Outside Director appointed or elected to the Board other than on the date of an annual meeting of the Company’s stockholders (or following any earlier grant date approved by the Board, as provided above), on the date that the new Outside Director first becomes a member of the Board, the new Outside Director will automatically be entitled to a pro-rata portion of the Annual RSU Award (a “Pro-Rata Annual RSU Award”) determined by dividing (1) a pro-rata portion of the Annual Equity Compensation grant value set forth above by (2) the per-share closing price of the Company’s common stock on the date the new Outside Director first became a member of the Board. The pro-rata portion of the Annual Equity Compensation grant value for purposes of a Pro-Rata Annual RSU Award will equal the Annual Equity Compensation grant value set forth above multiplied by a fraction (not greater than one), the numerator of which is 12 minus the number of whole months that as of the particular grant date had elapsed since the date at which Annual RSU Awards were granted by the Company to Outside Directors, and the denominator of which is 12, with the result to be rounded down to the nearest whole unit. Each Pro-Rata Annual RSU Award will vest pursuant to the same vesting schedule applicable to the Annual RSU Awards.
Each equity award will be made under and subject to the terms and conditions of the Company’s Amended and Restated 2011 Performance Incentive Plan (the “Plan”) or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant, and will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board or relevant committee thereof to evidence such type of grant pursuant to this policy (the “Form of Award Agreement”). Except as provided below with respect to stock units deferred under the Company’s Outside Director Deferral Program, to the extent then vested, restricted stock units will generally be paid in an equal number of shares of the Company’s common stock as soon as practicable, and in all events within 74 days, after the applicable vesting date.

Outside Directors are entitled to receive dividend equivalents with respect to outstanding and unpaid restricted stock units granted pursuant to this policy. Dividend equivalents, if any, are paid in the form of a credit of additional restricted stock units under the Plan and are subject to the same vesting, payment and other provisions as the underlying restricted stock units.
The specific payment, termination and dividend equivalent provisions applicable to an award are set forth in the Plan and/or the related Form of Award Agreement.
Expense Reimbursement
All Outside Directors will be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or Committees thereof or in connection with other Board related-business.
Outside Director Deferral Program
The Company has established the following Outside Director Deferral Program (the “Program”) effective as of April 8, 2016. Pursuant to the Program, Outside Directors may elect to receive their Annual RSU Award (including any Pro-Rata Annual RSU Award) in stock units under the Plan that will be paid on a deferred basis.
An Outside Director that wishes to receive his or her Annual RSU Award or Pro-Rata Annual RSU Award on a deferred basis shall make a deferral election by completing the election form as may be prescribed from time to time (an “ Election Form “), and filing such completed form with the Company by the deadline determined below. Once an Election Form is validly filed with the Company, it shall automatically continue in effect for future calendar years unless the Outside Director changes or revokes his or her Election Form prior to the beginning of any such future calendar years.
For calendar 2016, and with respect to Annual RSU Awards only, an Outside Director may file an Election Form with the Company at any time after the date hereof and on or prior to the grant date for the Annual RSU Award, provided that such Election Form is filed at least 12 months in advance of the ordinary vesting date and all of the other conditions of the “forfeitable rights” exception set forth in Treasury Regulation 1.409A-2(a)(5) are satisfied (a “Forfeitable Rights Election”). All Forfeitable Rights Elections shall become irrevocable once made.
With respect to calendar 2017 and any subsequent calendar year, except as otherwise provided below for new directors or with respect to a Forfeitable Rights Election, an Outside Director may file an Election Form with the Company on or before December 31 immediately preceding the start of such calendar year or any earlier deadline that may be established with respect to the particular year. Such Election Form shall become irrevocable as of such December 31 and shall be effective with respect to the Annual RSU Award for the calendar year commencing on the January 1 that next follows such December 31. In addition, Outside Directors may also make a Forfeitable Rights Election in the calendar year in which any Annual RSU Award is granted if such elections are permitted under the Program for the applicable calendar year.
Notwithstanding anything to the contrary in the Program, to the extent permissible under Section 409A of the Code, any individual who first becomes an Outside Director after the date hereof may file an Election Form with the Company no later than thirty (30) days after such individual first becomes an Outside Director with respect to his or her Pro-Rata Annual RSU Award. Such Election Form shall be irrevocable once made and shall be effective with respect to the portion of the director’s Pro-Rata Annual RSU Award paid for services performed after such Election Form is filed with the Company.
Any Annual RSU Award or Pro-Rata Annual RSU Award that is validly deferred pursuant to an Election Form shall, subject to the applicable vesting requirements, be payable in a single lump sum in an equivalent number of shares of common stock upon or as soon as practicable, and in all events within 74 days, following the first to occur of (A) the date of the Outside Director’s Disability (within the meaning of the Treasury Regulations promulgated under Section 409A of the Code), death or Separation from Service and (B) the occurrence of a change in control of the Company that constitutes a “change in the ownership,” a “change in the effective control,” or a

“change in the ownership of a substantial portion of the assets” of the Company within the meaning of the Treasury Regulations promulgated under Section 409A of the Code.
As used herein, a “Separation from Service” occurs when an Outside Director dies, retires, or otherwise has a termination of service with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), without regard to the optional alternative definitions available thereunder. Notwithstanding the foregoing, in the event the Outside Director is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Outside Director’s Separation from Service, the Outside Director shall not be entitled to payment of any stock units credited under the Program that would otherwise be paid in connection with his or her Separation from Service until the earlier of (A) the date which is six (6) months after his or her Separation from Service with the Company for any reason other than death, or (ii) the date of the Outside Director’s death (and, in either case, payment will be made within seventy four (74) days following that event); provided that this six-month delay shall apply only to the extent such delay in payment is required to comply with, and avoid the imputation of any tax, penalty or interest under, Section 409A of the Code.
Until paid, Outside Directors are entitled to receive dividend equivalents with respect to outstanding and unpaid stock units deferred under the Program in the same manner as dividend equivalents are credited with respect to restricted stock units described above. Dividend equivalents, if any, are paid in the form of a credit of additional stock units under the Plan and are subject to the same vesting, payment and other provisions as the underlying stock units.
Stock units shall be used solely as a device for the determination of the number of shares of common stock eventually to be delivered to an Outside Director upon payment of such stock units. Stock units shall not be treated as property or as a trust fund of any kind. Stock units granted to an Outside Director pursuant to the Program shall be credited to an unfunded bookkeeping account maintained by the Company on behalf of each Outside Director to which the Outside Director’s stock units shall be credited. Not less frequently than annually, the Company shall provide each Outside Director with a current statement of his or her account reflecting all credits of stock units as of such date.
An Outside Director shall have no rights as a stockholder of the Company, no dividend rights (except as expressly provided above with respect to dividend equivalent rights) and no voting rights with respect to stock units credited under the Program and any shares of common stock underlying or issuable in respect of such stock units until such shares are actually issued to and held of record by the Outside Director. No assets have been secured or set aside by the Company with respect to the stock units and, if amounts become payable to an Outside Director pursuant to the Program, the Outside Director’s rights with respect to such amounts shall be no greater than the rights of any general unsecured creditor of the Company.
Shares issued under the Program and stock units credited under the Program shall be subject to the terms of the Plan. The specific payment, termination and dividend equivalent provisions applicable to deferred stock units are set forth in the Plan and/or the related Form of Award Agreement
Notwithstanding anything contained in the Program or in the Plan to the contrary, prior to the time the stock units are paid, neither the stock units nor any interest therein or amount payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily, other than by will or the laws of descent and distribution. The Program, including any Election Forms filed hereunder, shall be construed and interpreted to comply with Section 409A of the Code.

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